Fuel Centers, Inc. Changes Name to Fellows
Energy Ltd. and Announces Stock Dividend

For Immediate Release

Cypress, California, November 14, 2003 - Fuel Centers, Inc. (OTCBB: FCTE),

Fuel Centers, Inc. today announced that they have changed their company name to Fellows Energy Ltd. ("Fellows Energy"), and plans a 7 for 1 stock forward split stock payable on Monday, November 17, 2003.

At a special shareholder meeting held November 10, 2003, a majority of Fellows Energy shareholders approved the corporate name change, ratified the company's 2003 stock option plan, and approved an increase in authorized shares of the company's common and preferred stock, in anticipation of the stock dividend schedule for next week. On November 3, 2003, the Board of Directors of Fellows Energy approved a 7 for 1 stock split of its common stock, effectuated through a stock dividend. The dividend will be payable on November 17, 2003 for shareholders of record on November 14, 2003.

Fellows Energy trading symbol will change and its new CUSIP number is 314347-10-5.

Fellows Energy offers a full range of business consulting services in the retail automobile fueling industry, including advice and assistance on issues of business strategy and development of high-volume, multi-revenue source, retail automobile fueling centers or "Superstations". Superstations typically include retail fueling facilities, quick service restaurants, car wash facilities and a convenience store. Fellows Energy effected the name change and stock dividend in conjunction with contemplating the acquisition of a third party, merging with a third party or pursuing a joint venture with a third party with the goal of supporting its further development, increasing its profitability and improving the total value of its stock to shareholders.

Fellows Energy has been researching potential acquisitions or other suitable business partners to assist it in realizing its business objectives and has recently entered into negotiations to acquire another entity, which management hopes will bring additional value to Fellows Energy's shareholders. There is no guarantee that Fellows Energy will acquire any other third party in lieu of that transaction, or that in the event that it acquires another entity, this acquisition will increase the value of Fellows Energy's common stock. Until such time as an agreement of this type is concluded, Fellows Energy intends to continue providing its business consulting services to the retail automotive fueling industry.

This press release may contain forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Fuel Centers assumes no obligation to update the information contained in this press release. Fuel Centers' future results may be affected by its ability to continue to implement its hedge fund administration services, its newly acquired Internet marketing capabilities, its dependence on procuring highly competitive hedge fund administration contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire.

CONTACT:  J.R. Muellerleile
Fellows Energy Ltd.
Tel:  714-220-1806